                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of August 31, 1995, (the "Effective Date") by and among REEL-TECH, INC., a Washington corporation ("Purchaser"), REEL TECH, INC., an Indiana corporation ("Seller") and SEATTLE-FIRST NATIONAL BANK, as escrow agent (the "Escrow Agent").

                                    RECITALS

     WHEREAS, Purchaser and Seller have entered into a Asset Purchase Agreement dated as of August 31, 1995 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to purchase substantially all of Seller's assets. Capitalized terms used herein and not otherwise defined shall have the same meaning as defined in the Purchase Agreement;

     WHEREAS, Section 2.1 of the Purchase Agreement provides that $500,000 of the Purchase Price (the "Escrowed Funds") will be paid into escrow to effect an adjustment of the purchase price payable pursuant to the Purchase Agreement and satisfy indemnity claims made by Purchaser pursuant to the Purchase Agreement; and

     WHEREAS, Purchaser, Seller and the Escrow Agent desire to enter into this Agreement to establish the terms and conditions under which the Escrow Agent will hold and disburse the Escrowed Funds;

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and the Escrow Agent agree as follows:

     1. APPOINTMENT OF ESCROW AGENT. Purchaser and Seller hereby appoint the Escrow Agent to serve in accordance with the terms of this Agreement, and the Escrow Agent hereby agrees to act in such capacity upon the express terms, conditions and provisions hereinafter set forth in this Agreement. The duties and liabilities of the Escrow Agent shall be determined solely by this Agreement and not by reference to other agreements between Purchaser and Seller.

     2. DELIVERY INTO ESCROW. Purchaser herewith delivers to the Escrow Agent the Escrowed Funds. The Escrow Agent agrees to hold the Escrowed Funds, including any income from investment of the Escrowed Funds, in escrow as agent for Purchaser and Seller and to distribute the Escrowed Funds as provided herein. The Escrowed Funds shall be invested by the Escrow Agent in one or more of the instruments listed below as specified in writing by Purchaser:

               i) direct obligations of the United States of America including obligations issued or held in book entry form on the books of the Department of Treasury of the United States of America or obligations the timely payment of principal of and interest on which are fully guaranteed by the United States of America;

               ii) repurchase agreements which are fully secured by collateral in the form of the obligations described in clause (i) above;

               iii) certificates of deposit in amounts of $100,000 or more of any national bank, including the Escrow Agent, with capital and surplus of $200 million or more; or

               iv) a taxable government money market mutual fund restricted to obligations with maturities of one year or less, composed of obligations issued or guaranteed as to payment of principal and interest by the full faith and credit of the United States of America or repurchase agreements secured by government obligations.

The Escrow Agent shall have no duty or right to invest the Escrowed Funds until it receives written investment instructions from Purchaser. The Escrow Agent shall not be liable for any loss from said investments. The Escrow Agent is authorized to redeem any such investments as necessary to make any payments or disbursements required hereunder and shall be held harmless by Purchaser and Seller, jointly and severally, with respect to any losses or penalties incurred thereby. The Escrow Agent shall, at least ten (10) days prior to the maturity of any investment, notify Purchaser of such impending maturity.

     3. TAX FORMS. Each party to this Agreement other than the Escrow Agent shall provide a completed I.R.S. Form W-8 or Form W-9 to the Escrow Agent at the signing of this Agreement. For purposes of reporting to tax authorities, the Escrow Agent will treat all income earned by the Escrow Funds as paid to Seller at the time the income is received by the Escrow Agent.

     4. RELEASE OF THE ESCROWED FUNDS. The Escrowed Funds, including any income from investment of the Escrowed Funds, will be released as follows:

          4.1 If Purchaser has a good faith belief that it is entitled to an Initial True-Up Amount pursuant to Section 2.2.1 of the Purchase Agreement, it shall provide a copy of the Initial True-Up Report to Seller and the Escrow Agent within twenty-one (21) days of the Effective Date. The Escrow Agent shall deliver to Purchaser from the Escrowed Funds cash in the Initial True-Up Amount as specified in its written directions and accompanied by the Initial True-Up Report within ten (10) days of receipt of such Initial True-Up Report.

          4.2 If Purchaser has a good faith belief that it is entitled to any True-Up Amount in addition to any Initial True-Up Amount delivered to Purchaser pursuant to Subsection 4.1 above and pursuant to Section 2.2.1 of the Purchase Agreement or an Excluded Inventory Adjustment Amount pursuant to Section 2.2.2 of the Purchase Agreement, it shall provide a copy of the True-Up Report or the Excluded Inventory Adjustment Report, as applicable, to Seller and the Escrow Agent; provided, however, that any such True-Up Report must be delivered to Seller and the Escrow Agent no later than forty-five (45) days after the last day of the sixth complete Fiscal Month, as defined below, after the Effective Date and that any such Excluded Inventory Adjustment Report must be delivered to Seller and the Escrow Agent no later than thirty (30) days after the last day of the ninth complete Fiscal Month, as defined below, after the Effective Date. Seller may contest in whole or in part such True-Up Amount or Excluded Inventory Adjustment Amount by giving Purchaser and the Escrow Agent written notice within thirty (30) days after Purchaser provides such True-Up Report or Excluded Inventory Adjustment Report to Seller. If Seller does not timely contest the True-Up Amount or the Excluded Inventory Adjustment Amount, as the case may be, the Escrow Agent shall promptly after expiration of the thirty (30) day response period deliver to Purchaser from the Escrowed Funds cash in the amount of the True-Up Amount or the Excluded Inventory Adjustment Amount, as applicable. If Seller timely contests such True-Up Amount or Excluded Inventory Adjustment Amount, then the Escrow Agent shall release any portion of the True-Up Amount or Excluded Inventory Adjustment Amount not disputed by Seller and shall continue to hold Escrowed Funds in the amount of the True-Up Amount or Excluded Inventory Adjustment Amount in dispute for delivery to Purchaser in such amount, if any, as shall be specified by any of the following:

                    (a) Written instructions executed by both Purchaser and Seller; or

                    (b) A court order adjudicating such dispute issued by a court of competent jurisdiction.

          4.3 If Purchaser has a good faith belief that it or any other Indemnified Party is entitled to indemnification pursuant to Section 7 of the Purchase Agreement, it shall give written notice to Seller and the Escrow Agent of such claim (an "Indemnity Claim"), which notice shall specify the basis for the claim and the estimated dollar amount required to satisfy such claim (the "Claim Amount") and which notice must be given no later than the last day of the ninth complete Purchaser fiscal month ("Fiscal Month(s)"), as described in
Schedule 4.3, after the Effective Date. Seller may contest any Indemnity Claim by giving Purchaser and the Escrow Agent written notice within thirty (30) days after Purchaser gives written notice of the Indemnity Claim to Seller. If Seller does not timely contest the Indemnity Claim pursuant to the preceding sentence, the Escrow Agent shall promptly after expiration of the thirty (30) day response period deliver to Purchaser from the Escrowed Funds cash in the amount of the Claim Amount. If Seller timely contests the Indemnity Claim, then the Escrow Agent shall continue to hold Escrowed Funds in the amount of such disputed Claim Amount for delivery to Purchaser in such amount, if any, as shall be specified by any of the following:

                    (a) Written instructions executed by both Purchaser and Seller; or

                    (b) A court order adjudicating such dispute issued by a court of competent jurisdiction.

          4.4 On the forty-first day following the last day of the ninth complete Fiscal Month after the Effective Date (or the next business day if such day is not a business day), the Escrow

Agent shall release to Seller all remaining Escrowed Funds less the sum of all True-Up Amounts, Excluded Inventory Adjustment Amounts and Claim Amounts which have not been resolved in accordance with Subsection 4.2 or 4.3 above by that date. Within five (5) business days after the execution of this Agreement, Purchaser shall provide to the Escrow Agent in writing the date that is the Effective Date of the Purchase Agreement.

          4.5 All Escrowed Funds not released by the Escrow Agent in accordance with Subsections 4.1 through 4.4 above shall be released to Seller or Purchaser in such amount as shall be specified by:

               (a)  Written instructions executed by both Purchaser and Seller;
                    or

               (b) A court order adjudicating such dispute issued by a court of competent jurisdiction.

     5.   DUTY AND LIABILITY OF THE ESCROW AGENT.

          5.1 The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrowed Funds and hold them subject to release in accordance with the terms of this Agreement. The Escrow Agent's rights, duties and obligations are strictly limited to those expressly set forth in this Agreement and the Escrow Agent shall be under no implied obligations nor subject to take notice of any defaults or any other matter, nor be bound nor required to give notice or demand, nor required to take any action whatever except as herein expressly provided. The Escrow Agent shall not be liable for any loss or damage unless caused by its own gross negligence or willful misconduct.

          5.2 The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement. The Escrow Agent may consult counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

          5.3 Purchaser and Seller jointly and severally agree to indemnify and hold harmless the Escrow Agent from loss, damage or any claim made against the Escrow Agent arising out of or relating to this Agreement, such indemnification to include all costs and expenses incurred by the Escrow Agent, including but not limited to reasonable attorneys' fees; provided, however, that such indemnification shall not include claims against the Escrow Agent which are occasioned by gross negligence, bad faith or willful misconduct.

          5.4 The Escrow Agent may conclusively rely on the written instructions of all the parties as to the disposition of funds, assets, documents, or other property held in escrow.

     6.   ESCROW AGENT'S FEE.

          6.1 Purchaser and Seller each agree to pay one-half of the fees of the Escrow Agent as set forth in SCHEDULE 6.1 attached hereto. If either or both parties do not pay, both shall be jointly and severally liable therefor. The fee for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement. In addition, Purchaser and Seller each agree to pay one-half of the Escrow Agent's reasonable expenses and disbursements, including, but not limited to, the actual cost of legal services, should the Escrow Agent deem it necessary to retain an attorney. Should litigation instituted by or against any of the parties require additional duties of the Escrow Agent or appearance in court, the Escrow Agent shall be reimbursed by the nonprevailing party for its services and for its expenses incurred therein, or in the event such litigation is settled, as agreed between Purchaser and Seller.

          6.2 If any controversy arises between the parties hereto or with any third person, the Escrow Agent shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper. Any costs and expenses, including reasonable counsel fees incurred by the Escrow Agent in connection with such dispute, shall be paid by the nonprevailing party or as otherwise agreed by the parties.

     7. BINDING AGREEMENT AND SUBSTITUTION OF ESCROW AGENT. The terms and conditions of this Agreement shall be binding on the heirs, executors and assigns, creditors, transferees, or successors in interest of the parties hereto, regardless of whether such interest is obtained by operation of law or otherwise, including without limitation by consolidation, transfer, assignment or merger. Any corporation into which the Escrow Agent may merge, sell, or transfer its escrow business shall automatically be and become successor Escrow Agent hereunder, vested with all powers as was its predecessor without the execution or filing of any instruments, or any further act, deed, or conveyance on the part of the parties hereto. If, for any reason, the Escrow Agent named herein should be unable or unwilling to continue to serve as such Escrow Agent, the Escrow Agent shall give Purchaser and Seller twenty (20) days prior written notice thereof. Upon the effective date of such resignation, the Escrow Agent shall have no further duties or obligations hereunder. Purchaser and Seller shall within that twenty (20) days appoint another escrow agent by a writing signed by Purchaser and Seller, a copy of which shall be delivered to the withdrawing Escrow Agent. If the Escrow Agent is not notified within twenty (20) days of a successor Escrow Agent then the Escrow Agent shall be entitled to transfer all of the Escrowed Funds to a court of competent jurisdiction with a request to have a successor appointed. The Escrow Agent shall promptly thereafter execute all documents necessary to transfer the Escrowed Funds to the substitute escrow agent.

     8.   GENERAL.

          8.1 All notices, demands and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently designate by ten (10) days' advance written notice to the other parties. Communications hereunder shall be deemed to have been received
(i) upon delivery in person, (ii) three business days after mailing it by U.S. certified mail, return receipt requested and postage prepaid, (iii) the first business day after depositing it with a commercial overnight carrier which provides written verification of delivery or (iv) the day of transmission by telefacsimile if sent before 2:00 p.m. recipient's time provided that a copy of such notice is sent on the same day by U.S. certified mail, return receipt requested and postage prepaid, with an indication that the original was sent by telefacsimile and the date of its transmittal.

Seller:                  Reel Tech, Inc., an Indiana corporation
                         Attention: Douglas R. Hall
                         7402 Oakland Hills Circle
                         Indianapolis, Indiana 46236
                         Fax:  (317) 823-1482

          CC:            Robert M. Koeller
                         Coons, Maddox & Koeller

                         9100 Keystone Crossing, Suite 440
                         Indianapolis, Indiana 46240-2159
                         Fax:  (317) 574-2050

Purchaser:               Reel-Tech, Inc., a Washington corporation
                         Attention:  President
                         10525 Willows Road Northeast
                         Redmond, Washington  98073
                         Fax:  (206) 881-2917

          CC:            Data I/O Corporation
                         Attention:  Chief Financial Officer
                         10525 Willows Road Northeast
                         Redmond, Washington  98073
                         Fax:  (206) 881-2917

Escrow Agent:            Seattle First National Bank
                         c/o BankAmerica State Trust Company
                         Attention:  Linda Houston
                         1100 Second Avenue, Fifth Floor
                         Seattle, WA 98101
                         Fax:  (206) 585-8738

          8.2 This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law provisions which might otherwise require the application of the law of any other jurisdiction. The parties agree that the exclusive jurisdiction and venue of any action arising under this Agreement shall be the Superior Court of Washington for King County, or the United States District Court for the Western District of Washington at Seattle, and each of the parties hereby irrevocably agrees, acknowledges and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit.

          8.3 This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by all the parties to this Agreement.

          8.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and either original or facsimile counterparts have been delivered to the other party.

          8.5 The parties hereto agree not to use the name of Seafirst or Seattle-First National Bank to infer an association with the transaction other than that of a legal bank.

          8.6 The Escrow Agent's immunities and limitations of liability hereunder and its rights to payment of its fees and expenses shall survive its resignation or removal and the termination of this Agreement.

          8.7 This Agreement and the agreements referenced in the recitals above contain all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

          8.8 The parties hereto may elect to request transfer of funds by Fedwire from time to time, subject to the conditions stated herein. The parties hereto agree that the wire transfer security procedures identified on the attached EXHIBIT 8.8 to this Agreement are commercially reasonable. Parties hereto further agree that the Escrow Agent should use those procedures to detect unauthorized wire transfer payment requests prior to executing such requests and further agree that any request acted upon by the Escrow Agent in compliance with these security procedures, whether or not authorized, shall be treated as an authorized request. The parties hereto agree that the Escrow Agent has the right to change the wire transfer security procedures from time to time and that use of any changed procedures evidences the acceptance of commercial reasonability of such change by the parties hereto.

          8.9 If legal proceedings are brought to enforce or interpret any provision of this Agreement, the most prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other relief or remedy which may be available.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written above.


                              SEATTLE FIRST NATIONAL BANK,
                              as Escrow Agent

                              By BankAmerica State Trust Company,
                                Its Authorized Agent


                              By //S// DEBBIE WIGHT
                                ---------------------------------
                                Its  AVP
                                   ------------------------------

                              SELLER:

                              REEL TECH, INC., an Indiana corporation


                              By //S// DOUGLAS R. HALL
                                 --------------------------------
                                Its  PRESIDENT
                                   ------------------------------

                              PURCHASER:

                              REEL-TECH, INC., a Washington
                              corporation


                              By  //S// STEVE M. GORDON
                                  -------------------------------
                                Its     SECRETARY
                                   ------------------------------

                                  SCHEDULE 4.3
                            Purchaser's Fiscal Months

                                      1995


                              MONTHLY CLOSING DATES

                                January 26, 1995
                                February 23, 1995
                                 MARCH 30, 1995

                                 April 27, 1995
                                  May 25, 1995
                                  JUNE 29, 1995

                                  July 27, 1995
                                 August 24, 1995
                               SEPTEMBER 28, 1995

                                October 26, 1995
                                November 23, 1995
                                DECEMBER 28, 1995

                                      1996


                              MONTHLY CLOSING DATES

                                January 25, 1996
                                February 22, 1996
                                 MARCH 28, 1996

                                 April 25, 1996
                                  May 23, 1996
                                  JUNE 27, 1996

                                  July 25, 1996
                                 August 22, 1996
                               SEPTEMBER 26, 1996

                                October 24, 1996
                                November 21, 1996
                                DECEMBER 26, 1996

                                      1997


                              MONTHLY CLOSING DATES

                                January 23, 1997
                                February 20, 1997
                                 MARCH 27, 1997

                                 April 24, 1997
                                  May 22, 1997
                                  JUNE 26, 1997

                                  July 24, 1997
                                 August 21, 1997
                               SEPTEMBER 25, 1997

                                October 23, 1997
                                November 20, 1997
                                DECEMBER 25, 1997

                                      1998

                              MONTHLY CLOSING DATES

                                January 22, 1998
                                February 19, 1998
                                 MARCH 26, 1998

                                 April 23, 1998
                                  May 21, 1998
                                  JUNE 25, 1998

                                  July 23, 1998
                                 August 20, 1998
                               SEPTEMBER 24, 1998

                                October 22, 1998
                                November 19, 1998
                                DECEMBER 31, 1998

                                  SCHEDULE 6.1
                               ESCROW AGENT'S FEES
                           SEATTLE-FIRST NATIONAL BANK
                                SCHEDULE OF FEES
                                 ESCROW SERVICES

MINIMUM ACCEPTANCE FEE                                                 $750.00

MINIMUM ANNUAL ACCOUNT MAINTENANCE FEE:                                $750.00

ANNUAL HOLDING FEE:
     Securities held per year, per issue                                $50.00
     Legal Documents                                                    $50.00

INVESTMENT FEE: (Securities other than Seafirst Managed Mutual Funds) 5% of interest earned

ADMINISTRATIVE FEES:
     Deposit, exchange, or withdrawal of stock, bond or document
     (per item)                                                          $5.00
     Receipt of payment of deposit                                      $10.00
     Disbursements (per check or funds transfer)                         $7.50
     Returned checks                                                    $10.00
     List of subscribers for securities offerings per subscriber
     ($50.00 minimum)                                                    $2.00
     Interest allocation per subscriber ($50.00 minimum)                 $1.50
     Tax reporting (W-9, 1099) per individual/company (25.00 minimum)    $2.00
     Foreign tax reporting (W-8, 1042) per individual/company           $50.00
     Incoming/outgoing wire transfers                                   $10.00
     Minimum Final Release of Proceeds Review                           $25.00

Acceptance fees, annual account maintenance fees and Final Release of Proceeds Review are based on appraisal of work and time spent.

For investments made through Seafirst-managed mutual funds, there is no investment fee. Seafirst's fees and charges as investment advisor, shareholder servicing agent, transfer agent and custodian are disclosed in the applicable prospectus.

Thereafter, annual account maintenance fees are payable in advance. Annual account maintenance fees will not be prorated.

Fees are to be paid before escrowed funds are released.

Seafirst Bank shall have a first and paramount lien against all property placed in escrow for payment of its costs, charges, fees and expenses (including, without limitation, reasonable attorneys' fees), in the event of a dispute or misunderstanding.

All fees are subject to Washington State sales tax.

Additional fees may be charged in a reasonable amount for any unusual or extraordinary services including investment management services rendered and not covered by this fee schedule.

Fees are subject to change from time to time consistent with changes made by Seafirst to its standard escrow fee schedule.

NOTE: FINAL ACCOUNT ACCEPTANCE IS SUBJECT TO REVIEW OF DOCUMENTS AD COMPLIANCE WITH SEAFIRST'S ACCOUNT ACCEPTANCE PROCEDURES.

BANKAMERICA IS IN THE PROCESS OF PURSUING THE SALE OF ITS INSTITUTIONAL TRUST AND SECURITIES DIVISION. THE SERVICE INCLUDED IN THIS PROPOSAL MAY BE AFFECTED IN FULL OR PART BY THE PENDING SALE. DETAILS REGARDING THE TIMING OF THE SALE, WHAT SERVICES WILL BE INCLUDED IN THE SALE TRANSACTION, WHETHER THE SERVICES WILL BE THE SUBJECT OF ONE OR MULTIPLE SALES TRANSACTIONS AND PURCHASER NAMES ARE NOT AVAILABLE AT THIS TIME.


DATED:  JUNE 26, 1995                                          CONFIDENTIAL

                                  SCHEDULE 8.8
                               SECURITY PROCEDURES




                        WIRE TRANSFER SECURITY PROCEDURES


     Requestor is defined as one of the parties to the escrow document.

          REQUEST IS MADE IN WRITING:
               a. Escrow Agent verifies signature vs. authorized list of representatives for Requestor.

          REQUEST IS MADE IN PERSON:
               a.   Requestor prepares a written signed request.
               b. Escrow Agent verifies signature vs. authorized list of representatives for Requestor.

          REQUEST IS MADE BY PHONE:
               a. Requestor provides Escrow Agent with their name, the account number, and the detailed request.
               b. Escrow Agent confirms that the person making the request is an authorized representative for the Requestor.
               c. Escrow Agent uses call back verification to reconfirm the request*.
               d.   Requestor sends original follow-up request by mail*.

          * If request changes the amount and/or message only, on an instruction signed by Requestor's authorized representative which Requestor has previously communicated to Escrow Agent in writing and Escrow Agent has such written instruction on file, Escrow Agent is not required to perform the call back verification and Requestor need not follow-up the request by mail.

     Escrow Agent has the right to change the Wire Transfer Security Procedures from time to time and the Requestors use of any changed procedures evidences the acceptance of the commercial reasonability of such change.